OMB Number 3235-0287
                                                  Expires:  September 30, 1998


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/X/      Check this box if no longer subject to Section 16.
         Form 4 or Form 5 obligations may continue.  See
         Instruction 1(b).

       Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of
          1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person (If the form is filed by more than one reporting person, see Instruction 4(b)(v).)

         Carden                  William                      J.
         (Last)                  (First)                   (Middle)

                            Suite 450 5850 San Filipe
                                    (Street)

         Houston                   TX                       77057
         (City)                  (State)                    (Zip)



2.       Issuer Name and Ticker or Trading Symbol
         Nooney Realty Trust, Inc.
         NASDAQ Symbol "NRTI"


3.       IRS or Social Security Number of Reporting Person
         (Voluntary)



4.       Statement for
         (Month/Year)
         11/99

5.       If Amendment, Date of Original
         (Month/Year)



899189.1

6.       Relationship of Reporting Persons to Issuer
                   (Check all applicable)(see Note 1)

           X     Director                        X     10% Owner
         -----                                 -----
           X     Officer (give title below)            Other (specify
         -----                                 -----   below)

         Vice President

7.       Individual or Joint/Group filing (Check Applicable Line)

                 Form filed by One Reporting Person
         -----
           X     Form filed by More than One Reporting Person
         -----

899189.1


              TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of  2. Trans-  3. Trans-     4. Securities Acquired (A)   5. Amount of   6. Ownership    7. Nature of
   Security     action     action        or Disposed of (D)           Securities     Form:           Indirect
   (Instr.3)    Date       Code          (Instr.3, 4 and 5)           Beneficia-     Direct (D)      Beneficial
                (Month     (Instr.8)                                  lly Owned      or              Ownership
                /Date/  -----------------------------------------     at End of      Indirect
                Year)     Code    V     Amount  (A) or   Price        Month          (I)
                                                  D)                                                 (Instr. 4)
                                                                      (Inst. 3       (Instr. 4)
                                                                      and 4)

----------------------------------------------------------------------------------------------------------------

Common Stock               S            69.150    D    $691,500         0               I          See Note 2
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------


                                           SEC 1474 (7-96)                                         Page 3


899189.1


                            TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of     2. Conver       3. Trans-     4. Transaction    5. Number of Deriv-     6. Date Exercisable and
   Derivative      sion or         action        Code              ative Securities        Expiration Date
   Security        Exercise        Date                            Acquired (A) or         (Month/Day/Year)
   (Instr.3)       Price of                      (Instr. 8)        Disposed of (D)
                   Deri-           (Month/
                   vative          Day/                            (Instr. 3, 4,
                   Security        Year)                           and 5)
                                              ------------------------------------------------------------------
                                                 Code     V        (A)      (D)          Date Exer-  Expiration
                                                                                          cisable      Date
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------



1. Title of     7. Title and Amount of    8. Price of      9. Number of       10. Ownership       11. Nature of
   Derivative      Underlying Security       Derivative       Derivative          Form of Deri-       Indirect Bene-
   Security                                  Security         Securities          vative Sec-         ficial Owner-
   (Instr.3)       (Instr.3 and 4)                            Beneficially        urity: Direct       ship (Instr.
                ----------------------       (Instr. 5)       Owned at End        (D) or              4)
                  Title   Amount or                           of Month            Indirect (I)
                          Number of                                               (Instr. 4)
                          Shares                              (Instr. 4)
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

Note 1   Effective November 29, 1999, William J. Carden resigned as a director and officer of Nooney Realty Trust,
         Inc.

Note 2   By Kissimee Square Associates, Ltd. a Texas limited partnership, the general partner of which is NO.-SO.,
         Inc., a Texas corporation.  William J. Carden is the President and a shareholder of NO.-SO., Inc. and is a limited partner of Kissimee Square Associates, Ltd.

                                           SEC 1474 (7-96)                                         Page 4
899189.1

         /s/ William J. Carden                               December 09, 1999
         ---------------------
         William J. Carden                                         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                  SEC 1474 (7-96)
899189.1

                          Additional Parties to Filing



1.       NO.-SO., Inc. - 10% Owner
         76-0270288

2.       Kissimee Square Associates, Ltd. - 10% Owner



                                                  SEC 1474 (7-96)
899189.1